SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 30, 2002


                               COLOR IMAGING, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


        0-16450                                          13-3453420
        -------                                          ----------
 (Commission File Number)                    (IRS Employer Identification No.)


       4350 Peachtree Industrial Boulevard, Suite 100, Norcross, GA 30071
          (Address of principal executive offices, including zip code)


                                 (770) 840-1090
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.


     On September 30, 2002, Color Imaging, Inc. ("Color Imaging") announced that it completed the share exchange arrangement between Digital Color Print, Inc. ("Digital Color Print") and four of Color Imaging's directors, Messrs. Brennan, St. Amour, Langsam and Hollander, whereby Digital Color Print acquired the capital stock of Color Imaging's wholly owned subsidiary Logical Imaging Solutions in exchange for 1.7 million shares of Color Imaging's common stock. In addition to the 1.7 million shares exchanged for Logical Imaging Solution's shares, Color Imaging received warrants expiring in three years to purchase shares of common stock of Digital Color Print or Logical Imaging Solutions approximating up to 15% of its then outstanding shares. Color Imaging announced that the parties had entered into a share exchange agreement in its Form 8-K filed September 26, 2002 with the Securities and Exchange Commission.

     On September 27, 2002, a committee of disinterested directors of the board of directors recommended approval of the share exchange transaction following the completion of its due diligence and the receipt of a fairness opinion that the share exchange transaction, as amended, is fair to Color Imaging and its stockholders from a financial point of view, who were unaffiliated with the stockholders of Digital Color Print. Effective with the closing of the share exchange transaction, Messrs. St. Amour, Langsam and Hollander resigned as directors of Color Imaging. Mr. Brennan had previously resigned as a director of Color Imaging effective September 10, 2002.





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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Color Imaging, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       COLOR IMAGING, INC.


Date:  October 2, 2002                 By: /s/ Morris E. Van Asperen
                                          --------------------------------
                                           Name:    Morris E. Van Asperen
                                           Title:   Executive Vice President
                                                    and Chief Financial Officer




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